                                                                    Exhibit 1.2


                                   LADENBURG
                                    THALMANN
                                ESTABLISHED 1876

                                                                   March 8, 2000



Dennis Healey
Executive Vice President/Treasurer
Viragen, Inc.
865 SW 78th Avenue, Suite 100
Plantation, FL 33324

Dear Mr. Healey:

Reference is hereby made to the letter agreement dated December 22, 1999 (the "Engagement Agreement") between Viragen, Inc. (the "Company") and Ladenburg Thalmann & Co. Inc. ("LTCO").

The Company and LTCO hereby agree to amend the Engagement Agreement as follows:

1. The sentence "The gross proceeds from the Offering will be up to $30,000,000." in the first paragraph of the Engagement Agreement is hereby amended to read as follows:

                The gross proceeds from the Offering will be up to $60,000,000.

Except as amended pursuant hereto, the terms and conditions of the Engagement Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.


                                           Very truly yours,


                                           LADENBURG THALMANN & CO. INC.



                                          By: /s/ David Boris
                                              ----------------------------------
                                              Name:  David Boris
                                              Title: Executive Vice President


Agreed to and accepted
As of the date first written above:


VIRAGEN, INC.



By: /s/ Dennis W. Healey
    ----------------------------------
         Name:  Dennis W. Healey
         Title: Exec. V.P./CFO